EXHIBIT 99.1


FOR IMMEDIATE RELEASE:
April 22, 2004

POWER2SHIP SIGNS ON WITH TRUCKERSB2B - A NEW DAWN IN TRUCKLOAD FREIGHT INDUSTRY

Boca Raton, FL: Power2Ship, Inc. (OTC BB: PWRI), an Application Service Provider for the freight transportation industry, announced that it has reached agreement with TruckersB2B, Inc., to offer Power2Ship's services to 16,500 TruckersB2B fleets. TruckersB2B is a majority owned subsidiary of Celadon Group Inc. and is a leading provider of exclusive services and increased purchasing power to small and mid-sized trucking fleets. Power2Ship President, Michael Darden explains "TruckersB2B members represent the ideal size trucking companies to utilize the Power2Ship System." He points to the association with TruckersB2B as being an important step for Power2Ship saying, "This relationship could generate in excess of $100 million in annual revenue for Power2Ship based on just a 3% penetration of TruckersB2B's current members."

Through Power2Ship's extensive logistics technology, TruckersB2B members will be able to enroll as P2S Member-Carriers. Member-Carriers are given free, unlimited use of the P2S Asset Management Tool; a specialized tracking system that provides the location, destination and availability of transportation assets via the P2S MobileMarket(TM). TruckersB2B boasts a growing membership of more than 16,000 fleets representing over 435,000 trucks. The Power2Ship System is user-friendly and redefines information and communication technology for the truckload freight industry. The Power2Ship MobileMarket(TM) gives carrier fleets a competitive edge in the dynamic and fast-paced freight market. Darden contends, "The P2S MobileMarket(TM) enables fleets to realize maximum capacity utilization and increased profitability."

The combination of the Power2Ship MobileMarket(TM) and TruckersB2B membership program will mark a new dawn in the truckload freight industry by offering unparalleled member services with supply chain and logistics technology that is as user-friendly as it is state-of-the-art. When questioned about what he finds most noteworthy about TruckersB2B, Darden said, "It is tremendously impressive that for the past four years TruckersB2B has a record of continued, significant growth of their carrier base while providing cost savings and operating efficiencies for their members."

Except for the historical information contained herein, the matters set forth in this release are forward- looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: TruckersB2B members could be unreceptive to the Power2Ship / Truckers B2B marketing campaign, TruckersB2B members may not have capacity in locations where Power2Ship has demand, or TruckersB2B members participating in the Power2Ship MobileMarket(TM) may not have the right type of equipment to move Power2Ship Member-Shippers' loads.

ABOUT POWER2SHIP, INC.

Power2Ship (P2S) is an Application Service Provider (ASP) that delivers supply chain, tracking and logistics information to the freight industry. Utilizing leading technology that is cost-efficient and user-friendly, carriers, shippers and their customers can optimize their supply chain (value chain) and increase profitability. Power2Ship has been providing services to its members since April of 2003. P2S Member-Carriers enjoy free, unlimited use of the P2S Asset Management Tool. The P2S vehicle tracking system, combined with the Asset Management Tool, provides real-time information on the location, destination and availability of transportation assets through the P2S MobileMarket(TM). P2S


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membership encourages improved business relations between its members, resulting in a more efficient and cost-effective supply chain.

ABOUT TRUCKERS B2B, INC.

TruckersB2B is a business-to-business provider of pre-negotiated savings on operating products and services purchased by small and medium-sized trucking companies and private fleets. The discounts and rebates are provided to TruckersB2B members by industry leading vendors who are seeking to increase their sales volume and market share by utilizing the TruckersB2B marketing program to complement their traditional marketing methods. Please visit the company's website at: www.truckersb2b.com.

For more information about Power2ship contact:
Richard Hersh, Chairman and Chief Executive Officer:
(561) 998-7557 or (866) 727-4995
E-mail: rhersh@power2ship.com




           Reported by: T.H. Swanson, contact: the1wordweaver@aol.com